UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 19, 2008
QUESTCOR PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

California (State or Other Jurisdiction of Incorporation)	001-14758 (Commission File Number)	33-0476164 (I.R.S. Employer Identification No.)

3260 Whipple Road Union City, California		94587
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (510) 400-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On February 19, 2008, Questcor Pharmaceuticals, Inc. (the “Company”) and Shire Pharmaceuticals (“Shire”) entered into a Share Redemption Agreement pursuant to which, on the same date, the Company purchased all of the 2,155,715 shares (the “Preferred Stock”) of the Company’s Series A Preferred Stock owned by Shire for an aggregate cash purchase price of $10,347,432, or $4.80 per share (the closing price of Questcor’s common stock on February 19, 2008).
     The repurchased Preferred Stock was originally issued by Ribogene to Roberts Pharmaceuticals in July 1998, in connection with a development program. Ribogene subsequently merged with Cypros to form Questcor and Roberts was subsequently acquired by Shire. Among other rights associated with the Series A Preferred Stock, the Series A Preferred Stock was convertible into 2,155,715 shares of common stock, had a $10 million liquidation preference, and required the Company to obtain the holder’s separate vote in the event of a merger and acquisition transaction.

Item 7.01.	Regulation FD Disclosure.
     On February 20, 2008, the Company issued a press release announcing the Share Redemption Agreement with Shire, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.
     The foregoing information is furnished pursuant to Item 7.01 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Exhibit Description

99.1	Questcor Pharmaceuticals, Inc. Press Release dated February 20, 2008.

SIGNATURES
     Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2008	QUESTCOR PHARMACEUTICALS, INC.
	By:	/s/ George Stuart
George Stuart
Senior Vice President, Finance, and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Questcor Pharmaceuticals, Inc. Press Release dated February 20, 2008.